Exhibit 99.1

Nevro Announces Second Quarter 2020 Financial Results

REDWOOD CITY, Calif., August 5, 2020 – Nevro Corp. (NYSE: NVRO), a global medical device company that is providing innovative, evidence-based solutions for the treatment of chronic pain, today announced its financial results for the second quarter ended June 30, 2020.

Worldwide revenue for the second quarter of 2020 was $56.4 million, a 40% decrease from $93.6 million in the prior year period. Second quarter 2020 revenue was negatively impacted by COVID-19 restrictions on elective surgical procedures around the world. U.S. revenue in the second quarter of 2020 was $51.0 million, a decrease of 35% compared to $78.1 million in the prior year period. Year-over-year, U.S. trials declined by approximately 37% and permanent implants declined by approximately 34% during the second quarter of 2020 due to the COVID-19 pandemic. International revenue was $5.4 million, a 65% decrease on a constant currency basis, compared to $15.5 million in the prior year period.

“While the COVID-19 global pandemic took a severe toll on our business in the second quarter of 2020, we are encouraged by the signs of recovery we are seeing in procedure volumes, particularly in the U.S.,” said D. Keith Grossman, Chairman, CEO and President of Nevro. “April was the most impacted month during the second quarter with a reduction of approximately 85% in U.S. case volume, when elective surgical procedures were restricted globally. Since then, we have seen sequential improvements in both May and June that have exceeded our expectations. In the month of June, daily U.S. trial and permanent procedure volumes were approximately equal to the prior year period, and we have seen continued improvement in the month of July.  As expected, international volumes during the second quarter were deeply impacted and slower to recover. Despite encouraging signs of early recovery in the U.S., we remain cautious about the visibility and predictability of our environment through the end of 2020. We are monitoring new pandemic developments closely and will continue to work alongside our physician customers to serve patients who desperately need our therapy to relieve their debilitating chronic pain.”

Gross profit for the second quarter of 2020 was $35.3 million, a 45% decrease compared to $63.9 million in the prior year period. Gross margin was 62.5% in the second quarter compared to 68.3% in the prior year period. Compared to the prior year period, the decrease in gross margin in the second quarter of 2020 was primarily attributable to a one-time charge of approximately $2.5 million related to older generation product that was deemed to be in excess of forecasted demand, as well as the impact of lower revenue.

Operating expenses for the second quarter of 2020 were $70.6 million, a 22% decrease compared to $90.5 million in the prior year period. Expenses included an increase in our reserves for bad debt of $1.5 million.  The year-over-year decrease in operating expenses was primarily related to reduced

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travel-related expenses, temporary salary reductions and active expense management during the COVID-19 pandemic. Legal expenses associated with patent litigation were $2.3 million for the second quarter of 2020, compared to $3.9 million in the prior year period.

Net loss from operations for the second quarter of 2020 was $35.4 million, a 33% increase compared to a loss of $26.6 million in the prior year period. Adjusted EBITDA for the second quarter of 2020 was negative $22.1 million, a 98% increase compared to negative $11.1 million in the prior year period.  Adjusted EBITDA excludes certain litigation expenses, interest, taxes and non-cash items such as stock-based compensation and depreciation and amortization. Please see our financial tables for GAAP to Non-GAAP reconciliations.

Cash, cash equivalents and short-term investments totaled $562.3 million as of June 30, 2020.  Net cash increased during the second quarter of 2020 by $314.8 million, primarily as a result of approximately $313.5 million in funds, net of underwriter fees and expenses, received from the Company’s April 2020 public offerings of common stock and convertible senior notes.

Webcast and Conference Call Information

Management will host a conference call today at 1:30 pm PT/ 4:30 pm ET.  Investors interested in listening to the call may do so by dialing (833) 968-2321 in the U.S. or +1 (778) 560-2840 internationally, using Conference ID: 8783575.  In addition, a live webcast, as well as an archived recording, will be available on the “Investors” section of the Company’s website at: www.nevro.com.

About Nevro

Headquartered in Redwood City, California, Nevro is a global medical device company focused on providing innovative products that improve the quality of life of patients suffering from debilitating chronic pain.  Nevro has developed and commercialized the Senza spinal cord stimulation (SCS) system, an evidence-based, non-pharmacologic neuromodulation platform for the treatment of chronic pain. HF10 therapy has demonstrated the ability to reduce or eliminate opioids in ≥65% of patients across six peer-reviewed clinical studies.  The Senza® System, Senza II™ System, and the Senza® Omnia™ System are the only SCS systems that deliver Nevro's proprietary HF10® therapy. Senza, Senza II, Senza Omnia, HF10, Nevro and the Nevro logo are trademarks of Nevro Corp.

To learn more about Nevro, connect with us on LinkedIn, Twitter, Facebook and Instagram.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements reflecting the Company’s current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including: our statements regarding early signs of recovery in elective procedures; and statements regarding our financial condition and expected effects of the COVID-19 pandemic on our business. These forward-looking statements are

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based upon information that is currently available to us or our current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including our ability to successfully commercialize our products; our ability to manufacture our products to meet demand; the level and availability of third-party payor reimbursement for our products; our ability to effectively manage our anticipated growth and the costs and expenses of operating our business; our ability to protect our intellectual property rights and proprietary technologies; our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties; competition in our industry; additional capital and credit availability; our ability to attract and retain qualified personnel; and product liability claims. These factors, together with those that are described in greater detail in our Annual Report on Form 10-K filed on February 25, 2020, as well as any reports that we may file with the Securities and Exchange Commission in the future, may cause our actual results, performance or achievements to differ materially and adversely from those anticipated or implied by our forward-looking statements. We expressly disclaim any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements. Nevro’s operating results for the second quarter ended June 30, 2020 are not necessarily indicative of our operating results for any future periods.

Investor Relations:

Juliet Cunningham

Vice President, Investor Relations

+1 650-433-3247

ir@nevro.com

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Nevro Corp.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
	(unaudited)		(unaudited)
Revenue	$56,390	$93,571	$143,857	$175,719
Cost of revenue	21,140	29,628	48,060	58,567
Gross profit	35,250	63,943	95,797	117,152
Operating expenses:
Research and development	10,444	14,930	22,656	29,065
Sales, general and administrative	60,167	75,573	131,569	156,901
Total operating expenses	70,611	90,503	154,225	185,966
Loss from operations	(35,361)	(26,560)	(58,428)	(68,814)
Other income (expense):
Interest income (expense), net	(5,368)	(1,221)	(6,930)	(2,360)
Other income (expense), net	(290)	118	(243)	(225)
Loss before income taxes	(41,019)	(27,663)	(65,601)	(71,399)
Provision for income taxes	44	358	350	698
Net loss	(41,063)	(28,021)	(65,951)	(72,097)
Changes in foreign currency translation adjustment	361	(377)	(468)	(101)
Changes in unrealized gains (losses) on short-term investments	440	195	225	440
Net change in other comprehensive loss	801	(182)	(243)	339
Comprehensive Loss	$(40,262)	$(28,203)	$(66,194)	$(71,758)
Net loss per share, basic and diluted	$(1.21)	$(0.91)	$(2.00)	$(2.36)
Weighted average shares used to compute net loss per share, basic and diluted	33,988,082	30,677,567	32,913,947	30,521,463

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Nevro Corp.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	June 30,	December 31,
	2020	2019
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$276,515	$65,373
Short-term investments	285,825	172,429
Accounts receivable, net	56,660	82,833
Inventories, net	91,849	91,579
Prepaid expenses and other current assets	6,088	9,838
Total current assets	716,937	422,052
Property and equipment, net	11,436	11,766
Operating lease assets	19,867	21,533
Other assets	3,976	13,338
Restricted cash	956	956
Total assets	$753,172	$469,645
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$18,657	$16,048
Short-term debt	164,465	—
Accrued liabilities and other	37,646	54,563
Total current liabilities	220,768	70,611
Long-term debt	137,345	160,300
Long-term operating lease liabilities	18,634	20,445
Other long-term liabilities	1,997	1,937
Total liabilities	378,744	253,293
Stockholders’ equity
Common stock, $0.001 par value, 290,000,000 shares authorized, 34,274,490 and 31,544,361 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively	34	32
Additional paid-in capital	850,669	626,401
Accumulated other comprehensive loss	(556)	(313)
Accumulated deficit	(475,719)	(409,768)
Total stockholders’ equity	374,428	216,352
Total liabilities and stockholders’ equity	$753,172	$469,645

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Nevro Corp.

GAAP to Adjusted EBITDA Reconciliation

(unaudited)

(in thousands)

The following table presents a reconciliation of GAAP net loss, as prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), to Adjusted EBITDA, a non-GAAP financial measure.

Reconciliation of actual results:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
	(unaudited)		(unaudited)
GAAP Net loss	$(41,063)	$(28,021)	$(65,951)	$(72,097)
Non-GAAP Adjustments:
Interest (income) expense, net	5,368	1,221	6,930	2,360
Provision for income taxes	44	358	350	698
Depreciation and amortization	1,224	1,150	2,561	2,275
Stock-based compensation expense	10,083	9,721	18,571	20,123
Litigation related expenses	2,294	4,455	4,456	6,801
Adjusted EBITDA	$(22,050)	$(11,116)	$(33,083)	$(39,840)

Management uses certain non-GAAP financial measures, most specifically Adjusted EBITDA, as a supplement to GAAP financial measures to further evaluate the Company’s operating performance period over period, analyze the underlying business trends, assess performance relative to competitors and establish operational objectives.

Management believes it is important to provide investors with the same non-GAAP metrics it uses to evaluate the performance and underlying trends of the Company’s business operations to facilitate comparisons to its historical operating results and evaluate the effectiveness of its operating strategies. Disclosure of these non-GAAP financial measures also facilitates comparisons of the Company’s underlying operating performance with other companies in the industry that also supplement their GAAP results with non-GAAP financial measures.

EBITDA is a non-GAAP financial measure, which is calculated by adding interest income and expense, net; provision for income taxes; and depreciation and amortization to net income.  In calculating Adjusted EBITDA, the Company further adjusts for the following items:

Stock-based compensation expense – The Company excludes non-cash costs related to the Company’s stock-based plans, which include stock options, restricted stock units and performance-based restricted stock units as these expenses do not require cash settlement from the Company.

Litigation related expenses – The Company excludes legal and professional fees associated with certain legal matters which management considers not related to the underlying operating performance of the business.

Full year guidance excludes the impact of foreign currency fluctuations.

The non-GAAP financial measure should not be considered in isolation from, or as a replacement for, the most directly comparable GAAP financial measures, as it is not prepared in accordance with U.S. GAAP.

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